EXHIBIT 5

THOMPSON HINE LLP

December 7, 2010

Central Hudson Gas & Electric Corporation
284 South Avenue
Poughkeepsie, New York  12601-4839

Ladies and Gentlemen:

We have acted as counsel to Central Hudson Gas & Electric Corporation, a New York corporation (“Central Hudson”), in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (File No. 333-163248), which became effective on January 6, 2010 (the “Registration Statement”), registering up to $250 million aggregate principal amount of unsubordinated and unsecured debt securities of Central Hudson (the “Debt Securities”) for issuance from time to time, in one or more series pursuant to Rule 415 under the Securities Act of 1933, as amended.  The Debt Securities are to be issued pursuant to an Indenture (the “Indenture”), dated as of April 1, 1992, as supplemented, by and between the Company and U.S. Bank Trust National Association (as successor to Morgan Guaranty Trust Company of New York), as Trustee, in amounts, at prices and on terms to be determined at the time or times of sale, as contemplated in the Registration Statement.

This opinion relates to the issuance and sale on December 7, 2010 of Debt Securities in three tranches in the aggregate principal amount of $82,500,000 (the “Notes of the First Three Tranches”).

We have examined such documents as we have deemed necessary or appropriate to enable us to render this opinion, including:  (a) the Restated Certificate of Incorporation and the By-Laws of Central Hudson; (b) the Indenture; (c) the Registration Statement; and (d) minutes of meetings of the Board of Directors of Central Hudson or a duly authorized committee of the Board of Directors.

Upon the basis of such examination, it is our opinion that the Notes of the First Three Tranches constitute valid and legally binding obligations of Central Hudson, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to Central Hudson's Current Report on Form 8-K, which upon filing will be incorporated by reference in the Prospectus dated March 16, 2010 relating to the Debt Securities (the “Prospectus”), as supplemented by the Prospectus Supplement, dated March 16, 2010, relating to the Debt Securities, and we further continue to consent to the inclusion of the reference to us under the heading “Legal Matters” in the Prospectus; however, in giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Sincerely,

/s/  THOMPSON HINE LLP